Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Product Supplement No. SUN-1

(To Prospectus dated August 31, 2010

and Series A Prospectus Supplement dated May 27, 2011)

May 27, 2011

Market-Linked Step Up Notes

•

The notes are unsecured senior debt securities issued by Barclays Bank PLC. The notes are not principal protected. Payment of the Redemption Amount (as defined below) at maturity is subject to our credit risk. We will not pay interest on the notes.

•

This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•

The term sheet will also identify the underlying “Market Measure,” which may be one or more equity-based indices, equity securities or other assets, any other statistical measure of economic or financial performance, including, but not limited to, any consumer price index, interest rate, or any combination of the foregoing.

•

At maturity, you will receive a cash payment per unit of the notes (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

•	Unless the applicable term sheet provides otherwise:

•

If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value (as defined below), then the Redemption Amount will equal the Original Offering Price plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value.

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value (as defined below), then the Redemption Amount will equal the Original Offering Price.

•

If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value.

•

The Starting Value will be the closing value of the Market Measure on the date the notes are priced for initial sale to the public (the “pricing date”). The Step Up Value will be a value of the Market Measure that is a specified percentage above the Starting Value and will be determined on the pricing date. The Threshold Value will be a value of the Market Measure that is a specified percentage of the Starting Value and will be determined on the pricing date. The Ending Value will be the value of the Market Measure on a calculation day (as defined below) shortly before the maturity date of the notes, determined as described in this product supplement.

•	The “Step Up Payment” will be determined on the pricing date and will be a dollar amount that will be equal to a percentage of the Original Offering Price per unit.

•

The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer the notes.

The notes are unsecured and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any underlying asset that comprises the Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

What are the notes?

The notes are senior unsecured debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity. The notes are not principal protected.

The notes are designed for investors who are seeking exposure to a specific Market Measure, and who anticipate that the value of the Market Measure will increase over the term of the notes, as described below. If you invest in the notes, you must be willing to forgo interest payments on your investment, such as fixed or floating interest rates paid on conventional non-callable debt securities and must be willing to bear the risk of loss of all or substantially all of your investment.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Market Measure, they are not principal protected, and you will not receive interest payments. At maturity, instead of receiving the Original Offering Price of your notes, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the notes. We describe below how this amount at maturity is determined. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your notes.

Is it possible for you to lose some or all of your investment in the notes?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price if the Ending Value is less than the Threshold Value. The amount of your loss will be determined based on the percentage decrease of the Market Measure in excess of the Threshold Value. As a result, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk.

Further, if you sell the notes prior to maturity, you may find that the market value per note is less than the Original Offering Price.

Any payment to be made on the notes, including payment of any amounts due at maturity, depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your notes.

What is the Market Measure?

The Market Measure may consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices;

•	the value of one or more equity securities or other assets;

•	any other statistical measure of U.S. or non-U.S. economic or financial performance, including, but not limited to, any consumer price index or interest rate; or

•	any combination of any of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your notes.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	[	Ending Value – Starting Value Starting Value	])

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price –	(	Original Offering Price x	[	Threshold Value – Ending Value Starting Value	])

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than or equal to the Step Up Value, you will receive a payment at maturity equal to the Original Offering Price of your notes plus the Step Up Payment. If the Ending Value is greater than the Step Up Value, your return on the notes at maturity will equal the percentage increase in the Market Measure.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value and will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per unit of the notes will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

How will the Starting Value and the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent (as defined below).

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet. See “Description of the Notes—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on a specific calculation day (as defined below) that will be set forth in the applicable term sheet.

In the event that a Market Disruption Event occurs and is continuing on the calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value.”

A “calculation day” means a Market Measure Business Day (as defined below) on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (“NASDAQ”), or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

If the Market Measure is not equity-based, the applicable term sheet will set forth the manner by which the Starting Value and the Ending Value will be determined.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Payment at Maturity.”

Who will determine the Redemption Amount?

The calculation agent will make all calculations associated with the notes, such as determining the Starting Value, the Ending Value, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities or other assets that are represented by the Market Measure?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, interest payments, or other distributions, in the securities of any of the companies included in an equity-based Market Measure. If the Market Measure is not equity-based, you similarly will not have any right to receive the relevant asset underlying the Market Measure. The notes will be payable only in U.S. dollars.

Who are the agents for the notes?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor, and you should not rely upon any communication from any of them in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase the notes from non-U.S. investors only in reliance on available private placement exemptions. See also the section entitled “Plan of Distribution” in the prospectus supplement.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risks. The notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-6 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. In addition, the notes do not pay interest. There is no fixed repayment amount of principal on the notes at maturity. If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Market Measure in excess of the Threshold Value, and it will be less than the Original Offering Price of the notes. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Market Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on our views or the views expressed by these entities.

The costs of developing, hedging, and distributing the notes are reflected in the initial purchase price, and will not be reflected in secondary market prices. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable agent with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the underwriting discounts paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any agent or broker dealer, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discounts paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which an agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in any secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not be affected by all developments relating to the Market Measure. Changes in the value of the Market Measure during the term of the notes before the applicable calculation day will not be reflected in the calculation of the Redemption

Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your notes, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value on the calculation day that is less than the Threshold Value.

If the Market Measure to which your notes are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The Market Measure of your notes may consist of a Basket. In such a case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the Market Measure as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon the notes.

The respective publishers of the Market Measures or components of a Market Measure may adjust the Market Measures or any component of a Market Measure in a way that affects its value, and these respective publishers have no obligation to consider your interests. The publishers of a Market Measure or a component of a Market Measure (each a “Market Measure Publisher”) can add, delete, or substitute the components included in a Market Measure or its components or make other methodological changes that could change the value of that Market Measure. You should realize that the changing of companies, or other components included in a Market Measure may affect that Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of a Market Measure or its components. Any of these actions could adversely affect the value of the notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure or its components.

Exchange rate movements may impact the value of the notes. The notes will be denominated in U.S. dollars. If the value of any Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, then the Redemption Amount may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases against the currencies of the Market Measure or its components, the value of the Market Measure or its components may be adversely affected and the Redemption Amount may be reduced. Unless otherwise stated in the applicable term sheet, the Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable Market Measure and its components and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

•

Value of the Market Measure. Because the Redemption Amount is tied to the Ending Value, determined by reference to the value of the Market Measure on the applicable calculation day, we anticipate that the market value of the notes at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities or other assets of the Market Measure are traded, and the market segments of which these assets are a part. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.

•

Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

•

Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of the notes. If the Market Measure includes one or more indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of the notes may also be affected by similar events in those markets.

•

Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the U.S., and, in turn, the value of the Market Measure. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or any component, and, thus, the market value of the notes may be adversely affected.

•

Dividend Yields. In general for equity-based Market Measures, if dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

•

Exchange Rate Movements and Volatility. Foreign currency exchange rates represent the number of units of one currency (an “underlying currency”) for which one unit of another currency can be exchanged (a “base currency”). An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency. If the Market Measure of your notes includes any non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your notes, and the Redemption Amount may depend in part on the relevant exchange rates.

•

Relationship Between Exchange Rates and the Market Measure. The correlation between the relevant currency exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure. If the Market Measure of your notes includes a non-U.S. Market Measure, changes in these correlations may have a negative impact on the value of your notes.

•

Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the Market Measure. This difference will reflect a time premium or discount due to expectations concerning the value of the Market Measure during the period before the applicable maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Market Measure.

Our purchases and sales, and those of the agents, may affect your return. We, the agents, and our respective affiliates may from time to time buy or sell the Market Measures, the components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own or their own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or the components of a Market Measure. Consequently, the values of that Market Measure or the components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the value of the Market Measure and therefore the market value of the notes.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you. We, the agents, and our respective affiliates may engage in trading activities related to the Market Measure and the securities, or other assets represented by the Market Measure that are not for your account or on your behalf. We, the agents, and our respective affiliates from time to time may buy or sell the securities, or other assets represented by the Market Measure or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

These hedging transactions may be entered into on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. These activities could increase the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We, the agents and our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities, and those of the agents, may affect your return on the notes and their market value. We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Market Measure. Accordingly, these hedging activities may increase or decrease the market value of the notes prior to maturity, including on the applicable calculation day, and the applicable Redemption Amount. In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in the notes. We, the agents, and our respective affiliates may hold or resell the notes. For example the agents may enter into these transactions in connection with any market making activities in which they engage. Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of the notes prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for notes. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on the notes and their market value” above.

Significant aspects of the U.S. federal income tax treatment of the notes are uncertain. The U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the U.S. federal income tax treatment described in this product supplement.

On December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon the sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the notes after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

For a more complete discussion of the U.S. federal income tax consequences of an investment in the notes please see “U.S. Federal Income Tax Summary” in this product supplement. For a discussion of the U.S. federal income tax consequences of investing in any specific offering of notes, please review the section of the applicable term sheet titled “Certain U.S. Federal Income Taxation Considerations.” You should consult your tax advisor about your own tax situation.

Risks Relating to Equity-Based Market Measures

If the Market Measure to which the notes are linked is equity-based, you will have no rights as a securityholder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value and the Threshold Value. Additionally, the values of certain equity-based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks. The notes will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which the notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of an equity-based Market Measure or a Market Measure component that includes equity securities traded on foreign exchanges is computed by reference to the sales prices of those stocks as reported by the exchange on which these securities are listed or admitted to trade. Therefore, the return on the notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any equity-based Market Measure or Market Measure component and are not responsible for any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies represented by an equity-based Market Measure, and we, the agents, or our respective affiliates may from time to time own shares of the companies included in an equity-based Market Measure. However, none of us, the agents, or any of our respective affiliates have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our respective affiliates are represented by that Market Measure or Market Measure component. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates are responsible for the calculation of any index represented by a Market Measure or Market Measure component. You should make your own investigation into the Market Measure and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, nor any companies included in the Market Measure or its components will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or its components or the value of the notes.

Our business activities and those of the agents relating to the companies represented by an equity-based Market Measure or components of the Market Measure may create conflicts of interest with you. We, the agents and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies represented by an equity-based Market Measure or components of the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. None of us, the agents, or our respective affiliates make any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the stocks included in an equity-based Market Measure or its components. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in an equity-based Market Measure or its components as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those companies does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet.

We will not pay interest on the notes.

The notes are not principal protected.

Prior to the applicable maturity date, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive a Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	[	Ending Value – Starting Value Starting Value	])

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price –	(	Original Offering Price x	[	Threshold Value – Ending Value Starting Value	])

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value and will be less than or equal to 100%. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The Starting Value and the Ending Value

Starting Value—Equity-Based Market Measures

If the Market Measure to which your notes are linked is equity-based, unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing value of the Market Measure on the pricing date, as determined by the calculation agent.

Starting Value—Basket Market Measures

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. See “—Basket Market Measures.”

Ending Value—Equity-Based Market Measures

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on a specific calculation day that will be set forth in the applicable term sheet.

In the event that a Market Disruption Event occurs and is continuing on the calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

A “calculation day” means any Market Measure Business Day on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the NYSE and NASDAQ, or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

If the calculation day is not a Market Measure Business Day or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding Market Measure Business Day on which no Market Disruption Event shall have occurred or is continuing; provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

See “—Market Disruption Events—Equity-Based Market Measures.”

Ending Value—Equity-Based Basket Market Measures

Unless otherwise set forth in the applicable term sheet, if, for any equity-based Market Measure component (an “Affected Equity Component”), (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of the Market Measure components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing value of each Market Measure component that is not an Affected Equity Component will be its closing value on such non-calculation day.

•

The closing value of each Market Measure component that is an Affected Equity Component for the applicable non-calculation day will equal the closing value of the Market Measure component on the immediately succeeding Market Measure Business Day on which no Market Disruption Event shall have occurred or is continuing; provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date that is no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day.

Other Market Measures

If the Market Measure is not equity-based, the applicable term sheet will set forth the manner by which the Starting Value and the Ending Value will be determined.

Market Disruption Events

Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; and

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Other Market Measures

If the Market Measure is not equity-based, the applicable term sheet will set forth the definition of “Market Disruption Event,” and include additional related terms.

Determinations by the Calculation Agent

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on us and the holders and beneficial owners of the notes.

Adjustments to a Market Measure

If at any time after the applicable pricing date, a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a Basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure as if those changes or modifications had not been made, and calculate the closing value with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the value of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Market Measure in order to arrive at a value of the Market Measure as if it had not been modified.

Discontinuance of a Market Measure

If after the applicable pricing date, a Market Measure Publisher discontinues publication of a Market Measure to which an issue of the notes is linked, or one or more components of a Market Measure in the case of a Basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the calculation agent of a successor market measure, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the calculation agent does not select a successor market measure; or

•	the successor market measure is not published on the calculation day,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure as described below, the successor market measure or value will be used as a substitute for that Market Measure for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the calculation day, and the calculation agent determines that no successor market measure is available on that date, then on the day that would have been the calculation day, the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the calculation day. The calculation agent will make available to holders of the notes information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your notes are linked may adversely affect trading in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

Equity-Based Basket Components

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any equity-based Basket Component, the calculation agent will establish the closing value of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component. In the event that a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any equity-based Basket Component, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events—Equity-Based Market Measures”, provided that references to “Market Measure” will be deemed to be references to “Basket Component.”

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing value for each Basket Component on the calculation day and the Component Ratio applicable to each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.
(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing value of that Basket Component Index on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor Market Measure, Market Measure Business Days, business days, calculation days, non-calculation days, and calculations related to the discontinuance of any Market Measure. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the senior indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy, or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described under the heading “Plan of Distribution” beginning on page S-122 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

No agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any of the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

U.S. FEDERAL INCOME TAX SUMMARY

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. This discussion applies to you only if you purchase your notes at initial issuance and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not apply to notes with an underlying Market Measure other than an equity-based Market Measure. The U.S. federal income tax treatment of notes linked to a Market Measure that is not an equity-based Market Measure will be addressed in the applicable term sheet. Any particular offering of the notes may also have features or terms that cause the U.S. federal income tax treatment of such notes to differ materially from the discussion below. If such features are applicable to any particular offering of the notes, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. Accordingly, you should carefully review the section of the applicable term sheet entitled “Certain U.S. Federal Income Taxation Considerations”.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of the notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat notes with a Threshold Value of less than 100% as pre-paid executory contracts in respect of the underlying Market Measure for U.S. federal income tax purposes. In the opinion of our counsel, Sullivan & Cromwell LLP, notes with a Threshold Value of 100% should be treated as pre-paid executory contracts in respect of the underlying Market Measure for U.S. federal income tax purposes. The terms of the notes will provide that Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the notes for all U.S. federal income tax purposes in accordance with such characterization. If the notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the price you paid for them. Such capital gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally expected to be taxed at preferential rates. The deductibility of capital losses is subject to limitations. If you are an initial purchaser, your holding period will generally begin on the date after the issue date for your notes and will generally include the maturity date or the date on which you sell your notes.

Based on the general return profile of the notes, notes that reference a “pass-thru entity” (as defined in Section 1260(c)(2)) could be subject to the constructive ownership rules of Section 1260 of the Code. Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships. We do not intend to make an inquiry as to whether any Market Measure is or contains a passive foreign investment company, and it is possible that notes for which the Market Measure is or contains a passive foreign investment company could be subject to Section 1260 of the Code. If your notes were subject to Section 1260, any long-term capital gain that you realize upon the sale or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the applicable Market Measure referenced by your notes on the date that you purchased your notes and sold those interests on the date of the sale or maturity of the notes. Accordingly, if your notes reference a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to such notes.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments could be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it could be possible to treat your notes, and the Internal Revenue Service might assert that your notes should be treated, as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as short-term contingent debt instruments. There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and you should accordingly consult your tax advisor about this potential alternative treatment of the notes.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon the maturity of your notes is determined, even though you will not receive any amounts from the issuer in respect of your notes prior to the maturity of your notes. In such case, if the date on which the amount you are entitled to receive upon the maturity of your notes is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your notes that is less than one year even if you receive cash upon the redemption or maturity of your notes at a time that is more than one year after the beginning of your holding period.

Because of the absence of authority regarding the appropriate tax characterization of your notes, other alternative treatments are also possible. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the notes should be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of these and other possible alternative characterizations of your notes for U.S. federal income tax purposes. For a further discussion of the tax treatment of the notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Barclays Bank PLC intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement (as potentially modified by the applicable term sheet) unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the notes after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale or maturity of the notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding.

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) neither Barclays Bank PLC, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.